EXHIBIT 15.3

To the Partners of Icahn Enterprises L.P.

We are aware of the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Icahn Enterprises L.P. for the registration of senior notes of our reports listed below:

•	Our report dated April 24, 2012, relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation, included in Icahn Enterprises L.P.’s Form 10-Q for the quarter ended March 31, 2012 filed with the Securities and Exchange Commission on May 1, 2012.

•	Our report dated July 26, 2012, relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation, included in Icahn Enterprises L.P.’s Form 10-Q for the quarter ended June 30, 2012 filed with the Securities and Exchange Commission on August 7, 2012.

/s/ Ernst & Young LLP

Detroit, Michigan
October 3, 2012